Exhibit 10.1

WOODLANDS INSURANCE COMPANY, INC
100 Bank Street, Suite 610
Burlington, Vermont 05401
Telephone: (802) 864-5599
(Please read the entire policy wording to ensure that it meets your requirements)
POLICY REFERENCE: DED-2007-001
DEDUCTIBLE AND SELF-INSURANCE RETENTION
INDEMNIFICATION
NAMED INSURED:
Bottling Group LLC
1 Pepsi Way
Somers, NY 10589
PERIOD: January 1, 2007 — January 1, 2008
POLICY NUMBER: DED-2007-001

LIST OF CONTENTS
FORMS MADE PART OF THIS POLICY AT TIME OF ISSUANCE

Declaration Page	1

Definitions	2-6

Endorsements	7-9

WOODLANDS INSURANCE COMPANY, INC.
DEDUCTIBLE AND SELF-INSURANCE RETENTION INDEMNIFICATION POLICY
(“POLICY”)
DECLARATIONS

Item 1. Named Insured:	Bottling Group LLC 1 Pepsi Way Somers, NY 10589

Item 2. Policy Number:	DED — 2007-001

Item 3. Policy Term:	January 1, 2007 — January 1, 2007

Item 4. Deposit Premium:	$57,539,253.60 plus any taxes, fees and/or assessments resulting from issuance of this policy

Item 5.	Deductible policy(s) and See Endorsement No. 1 Self-Insurance Excess Workers’ Compensation and Employers’ Liability policy(s):

Item 6. Limits of Liability:	See Endorsement No. 1

Items 7. Insurer:	Woodlands Insurance Company, Inc. (“Company”)
WOODLANDS INSURANCE COMPANY, INC.
Date: December 11, 2007

By: _________________________________

1.	In consideration of $57,539,253.60 paid to the Insurer, insurance afforded by this Policy shall follow the terms and conditions of the policies listed in Endorsement 1, said terms being incorporated herein by reference, covering the same period and the Named Insured referred to herein, except where the conditions herein differ. All premiums hereunder are due on or before January 1, 2007, or may be financed during the year subject to mutually agreed financing terms and conditions.
The policy premium specified in Item 4 of the declarations page is a guaranteed cost premium and any taxes, fees and/or assessments resulting from issuance of this Policy will be billed separately to the Named Insured. The premium is adjustable only for divestitures and acquisitions, in the manner and the amount which will be negotiated at the time of the divestiture or acquisition.
2.	The Company agrees that if the Named Insured is obligated to pre-fund losses within any Deductible or Self-Insured Retention provisions of or associated with the policies listed in Endorsement 1 or pursuant to any Finance Agreement related thereto, the Company will advance to the Named Insured sufficient funds to meet these obligations. The foregoing shall apply whether the funds are advanced directly by the Named Insured or under a Letter of Credit or other collateral arrangement required pursuant to the terms of any Finance Agreement associated with the policies in Item 5 of the declarations page. The Company and the Named Insured will reconcile any advancement of funds under this Paragraph B at the same time and under the same terms and conditions as the reconciliation of funds between the Named Insured and the insurer(s) of the policies in Item 5 of the declarations page. If upon “Final Settlement” the Named Insured received a return of any of these pre-funded losses from the insurer of the policies in Item 5 of the declarations page, the Named Insured shall immediately remit such funds to the Company. “Final Settlement” shall be defined as either the date on which all claims that have arisen under the policies in Item 5 of the declarations page and any associated Finance Agreement have been closed and the insurer on these policies is satisfied that no new claims will arise under these policies, or the date on which the Named Insured and the insurer of the policies in Item 5 of the declarations page have mutually agreed in writing to be deemed as the final settlement date.

3.	The Company’s limit of liability under this Policy is equal to the Named Insured’s obligations to pay or pre-fund losses and loss adjustment expenses within any Deductible or Self-Insured Retention provision of the policies in Item 5 of the declarations page and any associated Finance Agreement.

4.	The Named Insured shall provide the Insurer every month with a statement of current paid losses, paid losses to date and cumulative incurred losses.

5.	As respects the losses and expenses covered by this Policy, the liability of the Insurer shall attach simultaneously with that of the Named Insured and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers, and to the same modifications, alterations, and cancellations as in the policies listed in Endorsement 1 and the Deductible or Self-Insured Retention provisions and the Finance Agreement associated therewith, and the Company shall, in all respects, follow the fortunes of the Named Insured with respect thereto. In the event that any of the Named Insureds for the insurance policies listed in Endorsement 1 are added, deleted, or modified, this Policy and its declarations page shall simultaneously be modified to add, delete, or modify its Named Insureds to reflect this change for the same coverage provided by this Policy. All loss settlements agreed to by Named Insured, provided they are within the terms and conditions of this Policy, shall be binding upon the Insurer and the Insurer will indemnify the Named Insured for all reasonable cost incurred in adjustment, investigation, settlement and defense within the limits of liability of this Policy.

6.	The Insurer shall have the right for cause to undertake, but not the duty to undertake, so long as the Named Insured undertakes in lieu of the Insurer, to:
a)	assume responsibility for all investigation, settlement and defense obligations under all policies listed in Endorsement 1,

b)	to contract for such services as may be required from any agreed upon company, to carry out the administration of this arrangement.
7.	The Insurer and Named Insured may offset any balance(s), whether on account of premiums, administrative fees or paid losses, due from one party to the other under this Policy or under any other agreement in connection with the matters set forth herein heretofore or hereafter entered into between the Insurer and the Named Insured.

8.	Upon receipt by the Insurer of the premium due Insurer under this Policy, this Policy may not be canceled by either party. This Policy may be non-renewed by either party upon not less than one hundred and twenty (120) days prior written notice, one to the other stating when thereafter the insurance afforded hereunder shall terminate. In the event of non-renewal or other termination of this Policy, the Named Insured, under its agreements, will continue to pay claims incurred prior to the effective time and date of such termination until all such claims are finally closed, and the Insurer shall continue to be bound by the terms and obligations of this Policy and shall continue to remit, on a monthly basis, such amounts as may be due under this Policy until all liabilities of the parties are finally settled.

9.	In the event of the insolvency of the Named Insured, the insurance provided by this Policy shall be payable by the Insurer on the basis of the liability of the Named Insured under this Policy without diminution because of such insolvency, directly to the Named Insured or its receiver, the liquidator or statutory successor. The Insurer shall be given written notice of the pendency of each claim against the Named Insured on the contracts insured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. The Insurer shall have the right to investigate each such claim and interpose at its own expense, in the proceedings where such claim is to be adjudicated, any defenses which it may deem available to the Named Insured or its receiver, liquidator or statutory successor. The expense thus incurred by the Insurer shall be chargeable, subject to the appropriate court’s approval, against the insolvent company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Named Insured solely as the result of the defense undertaken by the Insurer.

10.	In no event shall anyone other than the Named Insured or, in the event of the Named Insured’s insolvency, its receiver, liquidator or statutory successor, have any rights to payment from the Insurer under this Policy.

11.	The Insurer, or its duly authorized representative, shall have free access at all reasonable times during and after the term of this Policy, to books and records maintained by any of the division, department and branch offices of the Named Insured which are involved in the subject matter of this Policy and which pertain to the insurance provided hereunder and all claims made in connection therewith.

Notwithstanding the provisions of the preceding paragraph, if undisputed balances due from the Insurer under this Policy have not been paid for the two most recent reported calendar quarters, the Insurer shall not have access to any of the Named Insured’s records relating to this Policy without the specific consent of the Named Insured.

12.	Inadvertent delays, errors or omissions made in connection with this Policy or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

13.	This Policy shall be construed as an honorable undertaking between the parties hereto not to be defeated by technical legal construction or poverty of language, the true intent of this Policy continuing and being that the Insurer, in every case to which this Policy applies, follows the fortunes of the Named Insured.

14.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Policy, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Named Insured, the other by the Insurer, and an Umpire shall be chosen by two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party shall fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Policy as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

Any arbitration proceedings shall take place in Burlington, Vermont, unless otherwise mutually agreed upon by the parties to this Policy. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Insurer has its principal office.
In witness whereof, the Company has caused this Policy to be signed by a duly authorized representative of the Company at Burlington, VT.
WOODLANDS INSURANCE COMPANY, INC.

          Authorized Representative
Date: December 11, 2007
By: _________________________________
        Authorized Representative

WOODLANDS INSURANCE COMPANY, INC.
DEDUCTIBLE AND SELF-INSURED RETENTION INDEMNIFICATION POLICY

Endorsement No. 1
Woodlands Insurance Company, Inc.
Indemnity Policy #DED — 2007-001

Policy	Insurance	Policy Effective
Number	Company	Dates	Coverage	Deductible
MWC 11890	Old Republic	January 1, 2007 to January 1, 2008	Workers’ Compensation and Employers’ Liability	$10MM each accident including allocated claim expense

MWXS775	Old Republic	July 1, 2007 to January 1, 2008	Excess Workers’ Compensation — West Virginia	$10MM each accident including allocated claim expense

MWZY 57286	Old Republic	January 1, 2007 to January 1, 2008	General and Product Liability	$5MM each occurrence including allocated claim expense

MWTB 19647	Old Republic	January 1, 2007 to January 1, 2008	Commerical Automobile Liability	$10MM each accident including allocated claim expense

MWE 22179	Old Republic	January 1, 2007 to January 1, 2008	Motor Truck Cargo	$100K Any One Occurrence

WOODLANDS INSURANCE COMPANY, INC.
DEDUCTIBLE AND SELF-INSURED RETENTION INDEMNIFICATION POLICY
Endorsement No. 2
INSURED LOSSES RESULTING FROM ACTS OF TERRORISM
     The federal Terrorism Risk Insurance Act of 2002 (“TRIA”) requires certain insurance companies that offer commercial property and casualty coverage to offer coverage for certain losses resulting from an Act of Terrorism. The Act applies to Woodlands Insurance Company, Inc. (the “Company”).
     This endorsement (the “Endorsement”) modifies the provisions of the Deductible and Self-Insured Retention Indemnification Policy, policy number DED-2007-001, and any prior amendments, modifications or endorsements thereto (collectively, the “Policy”). This Endorsement provides the exclusive terms of coverage under this Policy for an Insured Loss resulting from an Act of Terrorism, subject to the terms and conditions set forth in this Endorsement. Capitalized terms not specifically defined in this Endorsement are defined in TRIA and the Interim Guidance and Regulations issued by the U.S. Department of Treasury pursuant to TRIA. To the extent such terms are also defined in the Policy, such definitions will not apply for purposes of this Endorsement and the coverage provided herein.
Federal Compensation Payments
Subject to the terms, conditions, and limits set forth in this Endorsement and the Policy, the Company will indemnify the Insured for 100% of Insured Losses resulting from an Act of Terrorism.
     If the Company makes payment under this Policy for an Insured Loss resulting from an Act of Terrorism, the Company will be partially reimbursed by the United States under a formula established by federal law. Under this formula, the United States would pay 90%-2006, 85%-2007 of Insured Losses exceeding the statutorily established deductible paid by the Company in providing the coverage (the “Federal Share of Compensation”).
Terms and Conditions/Exclusions
     The coverage provided under this Endorsement for Insured Losses resulting from an Act of Terrorism is provided on the same terms, conditions, coverage limits and deductibles applicable to other losses covered by the Policy, as stated in the Declarations, the policy form and any endorsement thereto, but subject to the following:
(i)	any loss must qualify as an “Insured Loss” as defined in TRIA and the interim guidance and regulations promulgated by the U.S. Department of Treasury;

(ii)	there is no coverage for punitive damages resulting from or arising out of an Act of Terrorism;

(iii)	the Company will pay the amount of Insured Loss equal to the Federal Share of Compensation at such time as the Company receives payment of such amount from the U.S. Government; and

(iv)	notwithstanding any other provision of this Policy, the Declarations, and any endorsement or amendment thereto, the Company’s limits of liability with respect to an Insured Loss resulting from an Act of Terrorism (both per claim and in the aggregate) will be reduced:

(A)	by the amount of the Federal Share of Compensation that is not paid to the Company, for any reason whatsoever, including but not limited to the Company’s failure to qualify for such payments due to noncompliance with any provision of TRIA; and

(B)	to the extent the Company’s liability is limited under Section 103(e)(2)(A) of TRIA as determined by the U.S. Secretary of Treasury, with respect to total Insured Losses exceeding $100 billion.
Premium
There is no additional premium charge for this coverage for Insured Loss resulting from an Act of Terrorism. The Company reserves the right to adjust the premium payable for coverage for Insured Loss resulting from an Act of Terrorism hereunder at any renewal of this Policy.
TRIA Surcharge
     Section 103(e)(7) of TRIA allows the federal government to recoup the Federal Share of Compensation paid to any insurance company, including the Company, from all insurance companies subject to TRIA, through the establishment of a terrorism loss risk-spreading premium applicable to all such insurers. Such premium will be collected by all insurers, including the Company, as a policyholder surcharge on premium charged for a commercial property and casualty insurance policy that is in force as of the time the terrorism loss risk-spreading premium is determined. In the event a terrorism loss risk-spreading premium is determined during the policy period of this Policy, it will apply to the total premium paid for all coverages under this Policy, and the Insured agrees to timely pay the applicable surcharge according to the procedures established by the Company consistent with TRIA and the requirements of the Secretary of the Treasury.
This endorsement, effective 12:01 A.M., Eastern Standard Time, January 1, 2007.

By:
    Authorized Signature